Exhibit 4.13
Addendum No. 2
to the Novation Document
Latam Logistic

ADDENDUM No. 2
NOVATION DOCUMENT
This Addendum No. 2 (the “Addendum No. 2”) to the Novation Document executed on April 3, 2024, and subsequently amended by Addendum No. 1 dated May 6, 2024 (the “Novation Document”), is executed on May 27, 2024 (the “Execution Date”), by and between BANCO BTG PACTUAL COLOMBIA S.A., a company legally incorporated and validly existing under the laws of the Republic of Colombia, identified with NIT: 901491551 - 0 (the “Creditor”), and Latam Logistic COL PropCo Cota I S.A.S., a simplified joint-stock company identified with NIT: 900986856 - 3 (the “Debtor”). The capitalized terms used in this Addendum No. 2 that are not defined herein, shall have the meanings assigned to them in the Novation Document.
PRELIMINARY CONSIDERATIONS
1.The Parties executed the Novation Document for the purpose of novating the obligations arising from two credit contracts that were in force as of the execution date of this Addendum No. 2, identified as follows: (i) on August 29, 2023, the Parties entered into a credit contract for an amount of up to ten thousand million Pesos (COP$10,000,000,000) for working capital financing (the “Credit Contract 1”); and (ii) on August 24, 2023, the Parties entered into a credit contract for an amount of up to fifteen thousand million Pesos (COP$15,000,000,000) for working capital financing (the “Credit Contract 2,” together with Credit Contract 1, the “Credit Contracts”);

2.The Parties subjected the novation of the Novation Document to certain suspensive conditions, which were required to be met no later than forty-five (45) calendar days from April 3, 2024; and

3.The Parties agree that, due to delays caused by third parties unrelated to the Debtor, they have agreed to extend the 45-day period by an additional 3 Business Days counted from the Execution Date of this Addendum No. 2. By executing this Addendum No. 2, the Parties agree that, notwithstanding the expiration of this period, they consent voluntarily to extending it to reach the Novation Effective Date ensuring the agreed-upon conditions apply.
Now then, considering the Preliminary Considerations, the Parties agree:
1.     Amendment to the Section on Novation Effective Date
As of the Execution Date, the field for "Novation Effective Date" shall be read as follows:

Novation Effective Date
The Creditor shall communicate the Debtor in writing once the conditions set forth in this section have been met (i) the delivery of the legal opinion, (ii) the execution and registration before the national registry of security interests of the addendum to the Trust Contract and the delivery of the guarantee certificate, (iii) the execution and registration before the Registry of Security Interests of the Security Interest Contract over Economic Rights, and (iv) the payment of interest to the Creditor’s satisfaction. The date of such communication shall be the Novation Effective Date, from which point the terms of the Novation Document shall be deemed effective, replacing the terms set forth in the Credit Contracts.

If three (3) business days from the Execution Date of Addendum No. 2 pass without the precedent conditions for the Novation Effective Date being fulfilled or perfected, this Credit Document shall be deemed terminated and the Debtor shall not be able to enforce the novation.

The Parties acknowledge through this Addendum No. 2 that the trust contract, which serves as a guarantee for the Credit Contracts and their addenda, and through which the Trust FC-LATAM LOGISTIC COL PROPCO COTA 1 is established, identified with NIT 830.053.812-2 and represented by Alianza Fiduciaria S.A., constitutes a guarantee covering both the obligations under the Credit Contracts, as well as those under the Novation Document, this Addendum No. 2, Addendum No. 1, and any additional modifications related to the aforementioned documents.
2.     Effects Regarding the Credit the Credit Document
2.1.     The remaining terms of the Novation Document that have not been expressly modified by this Addendum No. 2, shall remain in full force and contractual effect, without any modification.
3.     Severability: The Parties acknowledge that the illegality, nullity, ineffectiveness, or any similar legal sanction affecting the validity or enforceability of any provision of this Addendum No. 2 shall not affect the validity or enforceability of the remaining provisions. In the event that any of the aforementioned legal sanctions occur, the Parties commit in good faith to finding mechanisms that, to the extent possible and in accordance with the applicable laws of the Republic of Colombia, allow them to fulfill the purposes originally intended in the provision whose validity or enforceability has been affected.
4.     Incorporation by Reference. The general sections of Miscellaneous shall be deemed incorporated into this Addendum No. 2.

5.     The Debtor declares and warrants as of the Execution Date of this Addendum No. 2 that it has obtained all necessary corporate and legal authorizations, as well as those required under the Applicable Law, to execute this Addendum No. 2 and assume the corresponding obligations. Should this representation prove to be inaccurate, the Creditor shall have the right to claim the corresponding damages from the Debtor, as this representation constitutes a fundamental basis for the execution of this Addendum No. 2.
6.     The Debtor, acting freely and voluntarily, expressly and irrevocably authorizes the Creditor, or any party representing its rights, to consult, request, process, transmit, provide, report to Credit Bureaus and/or any other entity that manages databases for the same purposes, as well as to process and disclose all information related to the Debtor’s credit behavior, financial standing, and the Creditor’s existence, to any applicable entity or governmental authority, in accordance with the purposes set forth in Statutory Law 1581 of 2012 on Data Protection and Decree 1377 of 2013. Consequently, any individuals and/or entities affiliated with or having access to any other public or private entity that administers or manages databases may access this information in compliance with the applicable laws of Colombia. Likewise, authorizes the Creditor to use the notification addresses provided in the Novation Document, as well as those customarily used between the Parties, for the purpose of sending any communication, collection, inquiry, or other related procedures.
In acceptance of the foregoing provisions, the Parties execute this Addendum No. 2.
[Signature pages follow]

Signature Page

The Creditor Name: Mabel Constanza Moreno Ochoa Citizen ID: XXXXXXXXX Legal Representative Banco BTG Pactual Colombia S.A. NIT: 901.491.551-0

Signature Page

The Debtor Name: Annette Fernandez Pagan Passport: XXXXXXXXX Legal Representative Latam Logistic COL PropCo Cota 1 S.A.S. NIT: 900.986.856-3